EXHIBIT 99.1


     Gallery of History, Inc.'s Common Stock to be Delisted from Nasdaq

Las Vegas, Nevada -- (December 16, 2009) - Gallery of History, Inc. (Nasdaq:
HIST) announced today that the Company received notification from Nasdaq on December 15, 2009, that the trading of the Company 's common stock will be suspended as of the opening of business on December 24, 2009, and that the Company's securities will be removed from listing and registration on the Nasdaq Stock Market. The Nasdaq Staff determination resulted from the Company's inability to regain compliance with the Market Value of Publicly Held Shares ("MVPHS") requirement for continued listing, as set forth in Nasdaq Listing Rule 5500(a)(5) (the "MVPHS Rule"). The Company was also previously notified that it was not in compliance with the Minimum Bid Price requirement under Listing Rule 5550(a)(2). The Company previously reported receipt of the Nasdaq Staff Deficiency Letters with respect to both the MVPHS and Minimum Bid Price requirements.

The Company's common stock may become eligible to trade on the OTC Bulletin Board or in the "pink sheets" if a market maker makes an application to register in and quote the common stock in accordance with applicable securities rules and regulations, of which no assurance can be given.


Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, relating to the Company's future operations and prospects. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, words like "may," "might," "will," "expect," "anticipate," "believe," and similar expressions are intended to identify forward looking statements. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements of those of the Company's industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are the Company's ability to obtain additional capital, on reasonable terms, if at all, at such times and in such amounts as may be needed by the Company; the eligibility of the Company's common stock to trade on the OTC Bulletin Board or the "pink sheets, of which no assurance can be given; competition by entities which may have greater resources than the Company; the Company's ability to market and sell its inventory of historical documents; the Company's ability to correctly value its inventory of documents; and other factors included in the Company's filings with the Securities and Exchange Commission (the "SEC"). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.


Company contact:    Todd M. Axelrod, President
                    Phone:  (702) 364-1000
                    Web site: http//www.galleryofhistory.com